UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 2, 2005

Advanta Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-14120	23-1462070

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania	19477
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 657-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On February 2, 2005, Advanta Bank Corp. (the “Bank”), a wholly owned subsidiary of Advanta Corp. (the “Company”), and the Company, as guarantor, amended the Bank’s existing lease with Carramerica Realty, L.P. for office space located in Draper, Utah. The original lease agreement was entered into on September 28, 1995 and has been amended periodically. Most recently, in December 2004, the lease was amended to increase the space that the Bank is leasing, extend the term of the lease by 5 years to April 30, 2010 and establish the base rent payable during the term of the amendment. The current amendment further increases the space that the Bank is leasing to approximately 72,238 square feet representing the entire building. The additional space reflects, in part, the Bank’s decision to exercise its right of first refusal to lease the entire second floor of the building under the terms of the original lease agreement. Under the terms of the current amendment, beginning May 1, 2005, the base rent for the premises will be approximately $96,016 per month through April 30, 2006 and will increase each year thereafter to a maximum base rent of approximately $108,056 per month in the final year covered by the initial term of this current amendment. The lease, as amended, includes the option to extend the term of the lease for the entire premises for three periods of two years, each on the same terms except for the amount of base rent payable during each extension term. The Company continues to act as guarantor under the lease agreement, as amended. The amendment to the lease will be filed as an exhibit to the Company’s Form 10-K for the year ending December 31, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanta Corp.

(Registrant)

Date: February 4, 2005

	By:	/s/ Elizabeth Mai Elizabeth H. Mai Senior Vice President, Secretary and General Counsel